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                                                                      EXHIBIT 11





                          ELITE INFORMATION GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                  Three months ended
                                                                March 31,     March 31,
                                                                  2001          2000
                                                                ---------     --------
Net income (loss)                                                 $ (303)      $  437
                                                                  ======       ======

Basic earnings per share:

    Weighted average common shares outstanding                     8,059        8,492
                                                                  ======       ======

    Net income (loss) per common share                            $(0.04)      $ 0.05
                                                                  ======       ======


Diluted earnings per share:

    Weighted average common shares outstanding                     8,059        8,492

    Addition from assumed exercise of stock options                 --            261
                                                                  ------       ------
    Weighted average common and common equivalent
        shares outstanding                                         8,059        8,753
                                                                  ======       ======

    Net income (loss) per common and common equivalent share      $(0.04)      $ 0.05
                                                                  ======       ======